ASSET PURCHASE AGREEMENT
Made as of October 31, 2016
Between
LAWSON PRODUCTS, INC. (ONTARIO)
and
MATTIC INDUSTRIES LTD.
and
JOHN MATTHEW

ARTICLE 1 INTERPRETATION     5
1.1 Definitions    5
1.2 Interpretation    12
1.3 Schedules    12
1.4 Currency    13
1.5 Accounting Terms    13
1.6 Knowledge    14
ARTICLE 2 PURCHASE AND SALE OF PURCHASED ASSETS     14
2.1 Purchase and Sale of Purchased Assets    14
2.2 Purchase Price    14
2.3 Payment Purchase Price    14
2.4 Allocation of Purchase Price    14
2.5 Adjustment for Sales Representatives Who Refuse Offers of Employment    15
2.6 Adjustment for Inventory    15
2.7 First Earn Out    15
2.8 Second Earn Out    16
2.9 Goods and Services Tax Exemption    16
2.10 Payment of Taxes    17
2.11 Non-Assignable Contracts    17
2.12 Liabilities    17
ARTICLE 3 REPRESENTATIONS AND WARRANTIES     18
3.1 Representations and Warranties of the Vendor    18
3.2 Representations and Warranties of the Purchaser    27
3.3 Commission    28
3.4 Non-Waiver    28
ARTICLE 4 EMPLOYEES     28
4.1 Employees and Contractor Sales Representatives    28
4.2 Vendor Consulting Agreement    30
ARTICLE 5 COVENANTS     30
5.1 Conduct of Business    30
5.2 Access to Information, Employees and Contractor Sales Representatives    31
5.3 Destruction or Expropriation – Purchased Assets    31
5.4 Actions to Satisfy Closing Conditions    32
5.5 Change of Name    32
5.6 Non-Competition and Non-Solicitation Agreements    32
5.7 Accounts Receivable    32
5.8 Access to Books and Records    32
5.9 Updated Schedules of Contractor Sales Representatives and Employees    32
5.10 Major Customer List    33
ARTICLE 6 SURVIVAL OF REPRESENTATIONS & WARRANTIES AND INDEMNITY     33
6.1 Survival    33
6.2 Indemnification    33
6.3 Right to Set-Off    36
ARTICLE 7 CONDITIONS PRECEDENT     36
7.1 Purchaser’s Conditions    36
7.2 Waiver and Termination by the Purchaser    38
7.3 Vendor’s Conditions    38

7.4 Waiver and Termination by the Vendor    38
ARTICLE 8 CLOSING ARRANGEMENTS     39
8.1 Time and Place of Closing    39
8.2 Closing Arrangements    39
8.3 Tender    40
9.4 Registration Expense    40
ARTICLE 9 NOTICES     40
9.1 Notice    40
ARTICLE 10 GENERAL     41
10.1 Entire Agreement    41
10.2 Amendment and Waiver    42
10.3 Severability    42
10.4 Expenses    42
10.5 Time    42
10.6 Assignment and Benefit of the Agreement    42
10.7 Further Assurances    42
10.8 Public Notices    42
10.9 Governing Law and Attornment    43
10.10 Counterparts and Electronic Execution    43

SCHEDULES

Schedule A	-	Tangible Assets
Schedule 2.4	-	Purchase Price Allocation
Schedule 3.1.11		Estimated Closing Date Inventories Value
Schedule 3.1.13	-	Licences
Schedule 3.1.14	-	Contracts and Equipment Leases
Schedule 3.1.17	-	Insurance
Schedule 3.1.18		Litigation
Schedule 3.1.19(d)		Environmental
Schedule 3.1.24		Contractor Sales Representatives
Schedule 3.1.25	-	Employees
Schedule 3.1.28		Human Rights Claims
Schedule 3.1.31		Benefit Plans
Schedule 3.1.35		Financial Records
Schedule 4.2		Consulting Agreement
Schedule 7.1.11(a)		Surrey Lease
Schedule 7.1.11(b)		Calgary Lease
Schedule 5.6.1	-	Vendor Non-Competition and Non-Solicitation Covenant
Schedule 5.6.2		John Non-Competition and Non-Solicitation Covenant

ASSET PURCHASE AGREEMENT
THIS AGREEMENT made the 31ST day of October, 2016
BETWEEN
LAWSON PRODUCTS, INC. (ONTARIO), a company incorporated pursuant to the laws of Ontario and having an office located at 7315 Rapistan Court, Mississauga, Ontario L5N 5Z4
(the “Purchaser”)
AND
MATTIC INDUSTRIES LTD., a company incorporated pursuant to the laws of British Columbia and having a registered and records office at 2112 – 179TH Street, Surrey, British Columbia V3Z 9V6
(the “Vendor”)
AND
JOHN MATTHEW, businessman, of 2112 – 179TH Street, Surrey, British Columbia V3Z 9V6
(“John”)
RECITALS:
A.The Vendor carries on an industrial fastener, MRO equipment and tooling product distribution business (collectively the “Business”); and
B.    The Purchaser has agreed to purchase, and the Vendor has agreed to sell, the Vendor’s assets used in the Business, and each has agreed to enter into this Agreement to provide for the terms and conditions upon which the purchase and sale will be effected;
NOW THEREFORE, in consideration of the premises and covenants contained in this Agreement, the Parties agree as follows:

Article 1
INTERPRETATION
1.1    Definitions
In this Agreement:
“Accounts Receivable” means all accounts receivable and insurance claims recorded as receivable in the books and records of the Vendor in the Ordinary Course of Business other than accounts receivable for services not yet provided by the Vendor; plus (i) any amount due from third parties to the Vendor in connection with the Business, including any refunds (other than refundable income taxes of the Vendor) and rebates receivable in connection with the Business or the Purchased Assets, and (ii) the benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor in connection with the Business and Purchased Assets;
“Accounts Payable” means all accounts payable, trade accounts payable, merchandise payables, and other book payables due or accruing due as shown on the books of the Vendor as at the Closing Date;
“Affiliate” any entity or person which, directly or indirectly, controls or is controlled by or is under common control with the first entity or person, and includes any entity or person in like relation to an Affiliate;
“Agreement” means this Asset Purchase Agreement, including the recitals and schedules hereto, as the same may be amended or replaced from time to time;
“Applicable Law” means all current constitutions, treaties, laws, statutes, codes, ordinances, official plans, orders, decrees, rules, regulations, and by-laws, whether domestic, foreign or international of any Governmental Authority, and the common law, binding on or affecting any Person, property or matter referred to in the context in which such word is used;
“Business” has the meaning attributed to that term in Recital A;
“Business Day” means any day other than a day which is a Saturday, Sunday or a statutory holiday in the Province of British Columbia;
“Closing” means the completion of the purchase and sale of the Purchased Assets hereunder;
“Closing Date” means November 15, 2016, or such other date to which the Parties may agree in writing;
“Closing Documents” means the documents referred to in Sections 8.2.1 and 8.2.2;
“Consulting Agreement” has the meaning attributed to that term in Section 4.2;
“Contractor Sales Representatives” means the sales representatives of the Vendor, who provide services to the Business immediately before the Closing Date as independent contractors of the Vendor;

“Contracts” means all contracts, agreements, commitments and entitlements of the Vendor related to the Business, other than those related to the Excluded Assets, whether with suppliers, customers or otherwise, including all unfilled orders from customers, all forward commitments for supplies or materials, all orders for new machinery and equipment as yet undelivered, all equipment and construction guarantees and warranties, and all licences for Intellectual Property;
“Departing Sales Representatives” means the Sales Representatives who fail to accept employment offers from the Purchaser on or before the Closing Date;
“Departing Sales Representative Customers” means the customers of the Vendor that the Departing Sales Representatives generated Sales from in the twelve (12) month period prior to the Closing Date;
“Encumbrance” means title defects, mortgages, charges, pledges, hypothecs, security interests, deemed trusts, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising or any rights or claims of others of any kind whatsoever and any rights or privileges capable of becoming any of the foregoing;
“Employee Amounts” has the meaning attributed to that term in Section 4.1(g);
“Employees” means the employees of the Vendor who are employed in the Business immediately before the Closing Date, including the Employee Sales Representatives, but excluding John and June Matthew;
“Employee Sales Representatives” means the sales representatives of the Vendor, who are employed in the Business immediately before the Closing Date as employees of the Vendor;
“Environmental Claim” means any action or order of any Governmental Authority, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any person or entity alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any environmental permit;
“Environmental Law” means any federal, provincial or local law, statute, ordinance, code, rule, regulation, order, protocol, standard, judgment, decree, injunction or legally enforceable requirement of any Governmental Authority, as in effect now or in the future and including any Licences, principles of common law and equity and all judicial and administrative law decisions, orders, decrees that regulate, control or relates to (a) protection, preservation or restoration of air, soils, surface water, groundwater, surface land, subsurface land, vapour and natural resources, (b) use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, (c) health and safety of persons (including employees), (d) emission, release, spilling or leaking of any substance into the natural environment, or (e) pollution or substances or materials which are considered to be hazardous or toxic;

“Environmental Liabilities” means all liabilities and obligations of the Vendor or any Affiliate of the Vendor with respect to any and all Releases of Hazardous Substances or violations of Environmental Law to the extent existing prior to the Closing Date, including without limitation liabilities arising from or related to, directly or indirectly, the Business, the operations of Vendor or any of its Affiliates, or the Real Property;
“Equipment Leases” means all equipment leases, conditional sales contracts, capital leases, title retention agreements and other similar agreements between the Vendor and third Persons relating to equipment used by the Vendor and related to the Business;
“Estimated Closing Date Inventory Value” means the estimated value of the Inventories set out in Schedule 3.1.11;
“Excluded Assets” means:

(a)	the Real Property;

(b)	the Leases, if any;

(a)
all cash, bank balances, moneys in possession of banks and other depositories, term or time deposits, letters of credit and similar cash items of, owned or held by, or for the account of, the Vendor or the Business as of the Closing Date;

(b)	all Accounts Receivable as at the Closing Date;

(c)	all Accounts Payable as at the Closing Date;

(d)	any and all interest bearing debt obligations of the Company;

(e)	the corporate, financial, taxation and other records of the Vendor not related to the Business or the Purchased Assets;

(f)	all extra-provincial, sales, excise or other licences or registrations issued to or held by the Vendor and either not related to the Business or not transferable; and

(g)
all income and corporate tax instalments paid by the Vendor relating to the Business and the right to all income tax refunds and other income and goods and services tax refunds receivable by the Vendor relating to the Business as at the Closing Date;

“Existing Customers” means customers of the Business who purchased products from the Vendor prior to the Closing Date;
“First Anniversary Date” means the date that is one (1) year after the Closing Date;
“First Earn Out Period” has the meaning attributed to that term in Section 2.7;
“GAAP” means, at any time, accounting principles generally accepted in Canada applicable to private enterprises as set out in Part II of the Chartered Professional Accountants Canada Handbook, at the relevant time, applied on a consistent basis with past practice;
“Governmental Authority” means any national, multi-national, federal, provincial, state, municipal, local or other government, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;
“GST” means the Goods and Services Tax payable under the Excise Tax Act (Canada);
“Hazardous Substance” means any contaminant, pollutant or substance which may cause, immediately, or at some future time, harm or degradation to the environment or risk to property, human life, animal or plant life, health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substances or dangerous good which is defined, regulated or identified in any Environmental Law or which is present in the environment in such quantity or concentration as to be regulated by any Environmental Law, or is in any way regulated to a maximum allowable concentration in soil, sediment, vapour, groundwater, surface water or drinking water based upon generic assessments of risk to human health or the environment;
“Indemnitors” has the meaning attributed to that term in Section 6.2.3(b);
“Intellectual Property” means the rights and interests of the Vendor in and to:

(a)
all trade secrets, research data, designs, proprietary know-how, drawings and studies, instruction manuals, concepts, methods, procedures, processes, technical information, specifications and materials, technology or proprietary information used in or relating to the Business;

(b)	patents, patent applications and registrations, copyrights, copyright applications and registrations, trade-marks, trade-mark applications and registrations;

(c)
computer software used in the Business, including all related codes, specifications, documentation revisions, enhancements and modifications, websites, domain names, web pages, look and feel, logos, trade-names and industrial designs, together with all rights and interests of the Vendor in all other intellectual property used in or relating to the Business.
“Interim Period” means the period beginning on the date of this Agreement up to and including the Closing Date;
“Inventories” means all usable and/or saleable stock-in-trade of the Vendor, wherever situate, relating to the Business, including all stock, raw materials, materials, parts, manufacturing supplies, packaging and shipping materials, maintenance goods, work in progress, goods in transit and finished goods;
“Licences” means all licences, registrations, authorizations, registrations, clearances, certificates, quotas, qualifications, permits, authorizations, consents, and approvals, together with all applications for the same, and any other terms and conditions imposed by a Governmental Authority relating to Applicable Laws or Environmental Law;
“Leases” means all leases and subleases to which the Vendor is a party in respect of any real property that is leased or subleased by the Vendor;
“Major Customer” has the meaning attributed to that term in Section 3.1.40;

“Material Adverse Change” means any change in the business, results of operations, assets, liabilities, prospects or financial condition of the Business or change in the Purchased Assets or the Real Property or the use thereof which constitutes, or would reasonably be expected to constitute, a material adverse change, as determined from the perspective of a reasonable person in the Purchaser’s position and “Material Adverse Effect” means any change or effect that constitutes or would reasonably be expected to constitute a material adverse change or effect, as determined from the perspective of a reasonable person in the Purchaser’s position;
“New Leases” has the meaning attributed to that term in Section 7.1.11;
“Non-Assignable Contracts” means any Contract, Equipment Lease or Licence:

(a)
which is not assignable without the consent of a third party, if such consent has not been obtained and an assignment or attempted assignment would constitute a breach of that Contract, Equipment Lease or Licence; or

(b)	in respect of which the remedies for the enforcement of that Contract, Equipment Lease or Licence available to the Vendor would not pass to the Purchaser;
“Ordinary Course of Business” means, with respect to any action taken by the Vendor, that such action is consistent with the past practice and custom of the Business and is taken in the ordinary course of the normal day-to-day operations of the Business;
“Parties” or “parties” means the Purchaser, the Vendor and John collectively, and “Party” or “party” means one of them;
“Personal Information” means the information regulated by Privacy Laws and collected, used, disclosed or retained by the Vendor;
“Prepaid Expenses” means prepaid expenses related to the Business which can be utilized by the Purchaser after the Closing including Taxes (other than those which are personal to the Vendor or not incurred in connection with the Business), rents and telephone charges, and deposits or other amounts paid by customers to the Vendor for services that have not been rendered by the Vendor before the Closing Date;
“Privacy Laws” means all Applicable Law governing the collection, use, disclosure and retention of information relating to an identifiable individual including the Personal Information Protection Act (British Columbia) and the Personal Information Protection Act (Alberta);
“Purchased Assets” means all properties, assets and rights of the Vendor related to the Business (other than the Excluded Assets) and includes, without limitation, the following:

(a)
Books and Records – copies of all business books and records related to the Business, including, without limitation, all books of account, sales and purchase records, operating, inventory, personnel, payroll (other than payroll records relating to John or June Matthew), and customer records and all sales and promotional literature, correspondence and files;

(b)	Contracts and Equipment Leases – the Contracts and Equipment Leases;

(c)
Goodwill – the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business, in each jurisdiction in which the Business is or has been conducted, in continuation of and in succession to the Vendor, including the exclusive right of the Purchaser to use the name “Mattic Industries” in connection with the Business, and also including the right to the use of existing telephone numbers, facsimile numbers and websites used by the Vendor in the Business;

(d)	Intellectual Property – the Intellectual Property;

(e)	Inventories – the Inventories;

(f)	Licences – the Licences, other than those that are not transferable at law;

(g)	Prepaid Expenses – the Prepaid Expenses, and accounts receivable for services not yet provided;

(h)
Tangible Assets – all vehicles, machinery, furniture, chattels, parts, tools, manufacturing equipment, shop and office equipment, test equipment, computer equipment and software and shop supplies including the tangible assets listed in Schedule A attached hereto;

(i)
Warranties - the full benefit of all warranties and indemnities and warranty and indemnity rights (expressed and implied) against manufacturers or sellers which apply to any of the assets or undertaking of the Business;

(j)
Third Party Indemnities - all third party indemnities where the Vendor is an indemnified party and the proceeds afforded thereby which apply to any of the assets or undertaking of the Business, other than in relation to the Real Property;

(k)
Causes of Action - all rights pertaining to causes of action, judgements, claims, counterclaims, set off or defences that the Vendor may have with respect to liabilities assumed, any of the Purchased Assets or the conduct of the Business, other than to the extent relating to liabilities not assumed or to the Excluded Assets; and

(l)	General – all other rights, properties and assets (other than Excluded Assets) related to the Business, of any kind, and wherever located;
“Purchaser’s Claim” has the meaning attributed to that term in Section 6.2.1;
“Purchase Price” has the meaning given to that term in Section 2.2;
“Real Property” means the lands and premises located at:

(a)	#101 17670 65A Ave., Surrey, British Columbia, Canada, V3S 5N4;

(b)	#102 17670 65A Ave., Surrey, British Columbia, Canada, V3S 5N4;

(c)	7936 51st Street SE, Calgary, Alberta, Canada, T2C 4R2; and

(d)	7942 51st Street SE, Calgary, Alberta, Canada, T2C 4R2;

“Release(s)” means any release, or threatened release, spill, escape, emission, leaking, pumping, pouring, emptying, disposing, dumping, exhausting, injection, deposit, discharge, leaching, or migration into any media, whether soil, surface water, ground water, building interior or components, air or any combination of the foregoing, and the movement of any contamination through any media, and including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances;
“Sales” means all revenue from product sales by the Business, less returns, plus all revenue from services provided by the Business, excluding Taxes or freight on sales or services;
“Sales Representatives” means the Contractor Sales Representatives and the Employee Sales Representatives;
“Second Anniversary Date” means the date that is two (2) years after the Closing Date;
“Second Earn Out Period” has the meaning attributed to that term in Section 2.8;
“Taxes” means all taxes, duties, rates, levies, assessments, reassessments, withholdings, deductions, fees, dues and other charges, together with all penalties, interest and fines with respect thereto, payable to any Governmental Authority, including those referred to as, or with respect to, income, sales, use, transfer, goods and services, capital, capital gains, value added, real property, personal property, excise, customs, registration, payroll, employment, education, business, school, property, and local improvement;
“Third Party Claim” has the meaning attributed to that term in Section 6.2.3;
“Transaction Documents” means all agreements (other than this Agreement), documents and instruments to be executed and delivered by any Party or Parties hereto and provided for or contemplated herein and therein;
“Transition Services” has the meaning attributed to that term in Section 4.2;
“Vendor’s Claim” has the meaning attributed to that term in Section 6.2.2.
1.2    Interpretation
In this Agreement:

1.2.1	Unless specified otherwise, reference to a statute includes any regulations under such statute and refers to that statute and such regulations as they may be amended or to any successor legislation.

1.2.2
The division into articles, sections, paragraphs and schedules and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular portion of it. References to an Article, Section, Paragraph or Schedule refer to the applicable article, section, paragraph or schedule of this Agreement.

1.2.3
Words in the singular include the plural and vice versa, words in one gender include all genders, and the words “including”, “include” and “includes” mean “including (or include or includes) without limitation”.

1.2.4
“Person” means an individual, a corporation, a company, a limited liability company, an unlimited liability company, a partnership, a limited partnership, a trust, an unincorporated organization, a joint venture, a joint stock company and any Governmental Authority.

1.2.5	This Agreement is the joint product of the Parties, has been subject to mutual consultation, negotiation and agreement and will not be construed for or against any Party.
1.3    Schedules
The following are the Schedules to this Agreement:

Schedule A	-	Tangible Assets
Schedule 2.4	-	Purchase Price Allocation
Schedule 3.1.11	-	Estimated Closing Date Inventories Value
Schedule 3.1.13	-	Licences
Schedule 3.1.14	-	Contracts and Equipment Leases
Schedule 3.1.17	-	Insurance
Schedule 3.1.18	-	Litigation
Schedule 3.1.19(d)	-	Environmental
Schedule 3.1.24	-	Contractor Sales Representatives
Schedule 3.1.25	-	Employees
Schedule 3.1.28	-	Human Rights Claims
Schedule 3.1.31	-	Benefit Plans
Schedule 3.1.35	-	Financial Records
Schedule 4.2	-	Consulting Agreement
Schedule 7.1.11(a)	-	Surrey Lease
Schedule 7.1.11(b)	-	Calgary Lease
Schedule 5.6.1	-	Vendor Non-Competition and Non-Solicitation Covenant
Schedule 5.6.2	-	John Non-Competition and Non-Solicitation Covenant

1.4    Currency
All references in this Agreement to dollars or to “$” are deemed to be references to Canadian currency unless otherwise specifically indicated.
1.5    Accounting Terms
All accounting terms not specifically defined in this Agreement, and all accounting determinations and calculations, are to be interpreted and/or made in accordance with GAAP.
1.6    Knowledge
Any reference herein to the “knowledge” or the “best knowledge” of a Party means the actual knowledge of, having made due and careful inquiry, of the following persons only:

(a)	as to the Vendor, John; and

(b)	as to the Purchaser, Shane McCarthy, on behalf of the Purchaser.
ARTICLE 2
PURCHASE AND SALE OF PURCHASED ASSETS
2.1    Purchase and Sale of Purchased Assets
At the Closing Date, the Vendor agrees to sell, and the Purchaser agrees to purchase, the Purchased Assets for the Purchase Price as provided in Section 2.3.
2.2    Purchase Price
The purchase price for the Purchased Assets is $4,858,000.00 (the “Purchase Price”).
2.3    Payment Purchase Price
The Purchaser will pay the Purchase Price, subject to adjustments as set out herein, to the Vendor as follows:

(a)	by paying $4,400,000.00 to the Vendor on the Closing Date;

(b)	by paying $258,000.00, subject to adjustment as set out in Section 2.5, to the Vendor on or before:

(i)	the fifth Business Day after the Closing Date, if all the Sales Representatives accept employment offers from the Purchaser on or before the Closing Date; or

(ii)	the date that is 30 days after the First Anniversary Date, if one or more of the Sales Representatives fail to accept employment offers from the Purchaser on or before the Closing Date;

(c)	by paying $100,000.00 to the Vendor on or before the date that is thirty (30) days after the First Anniversary Date; and

(d)	by paying $100,000.00 to the Vendor on or before the date that is thirty (30) days after the Second Anniversary Date.
2.4    Allocation of Purchase Price
The parties agree that the Purchase Price shall be allocated amongst the Purchased Assets in accordance with Schedule 2.4. The parties will file all tax returns in accordance with such allocation.
2.5    Adjustment for Sales Representatives Who Refuse Offers of Employment
If any of the Sales Representatives fail to accept employment offers from the Purchaser on or before the Closing Date, then on the First Anniversary Date the Purchase Price will be reduced by an amount equal to the difference of:

(a)	$258,000
minus

(b)	the product of

(i)	the Sales generated in the Business by the Purchaser in the twelve (12) month period after the Closing Date from the Departing Sales Representative Customers;
divided by

(ii)
the Sales generated in the Business in the twelve (12) month period prior to the Closing Date by the Sales Representatives who fail to accept employment offers from the Purchaser on or before the Closing Date (the “Departing Sales Representatives”);

multiplied by

(iii)	$258,000.
2.6    Adjustment for Inventory

(a)
Inventories will be counted by representatives of the Vendor and the Purchaser on or within 2 days after the Closing Date, and the financial books and records of the Vendor will be adjusted for Inventories quantities as at the Closing Date. The Inventories will be valued at the lower of cost and the net realizable value thereof.

(b)
If the value of the Inventories as of the Closing Date differs from Estimated Closing Date Inventory Value by $50,000 or more, then the Purchase Price will be adjusted on a dollar-for-dollar basis by the amount equal to the amount by which Estimated Closing Date Inventory Value differs from the value of the Inventories as of the Closing Date.

2.7    First Earn Out
If the aggregate Sales generated for the Purchaser by the sales representatives of the Business in the period between the day after the Closing Date and the First Anniversary

Date (the “First Earn Out Period”) exceeds $4,200,000, then within thirty (30) days of the First Anniversary Date the Purchaser will pay the Vendor an amount equal to the product of:

(a)	0.40
multiplied by

(b)	the sum of:

(i)	the Sales generated for the Purchaser in the First Earn Out Period by all sales representatives of the Business;
minus

(ii)
the Sales generated for the Purchaser in the last six month period of the First Earn Out Period by any new or replacement sales representatives of the Business from any customers, other than Existing Customers;

minus

(iii)	$4,200,000.
2.8    Second Earn Out
If the aggregate sales generated for the Purchaser by the sales representatives of the Business in the period between the day after the Closing Date and the Second Anniversary Date (the “Second Earn Out Period”) exceeds $4,200,000, then within thirty (30) days of the Second Anniversary Date the Purchaser will pay the Vendor an amount equal to the product of:

(a)	0.40
multiplied by

(b)	the sum of:

(i)	the Sales generated for the Purchaser in the Second Earn Out Period by all sales representatives of the Business;
minus

(ii)	the Sales generated for the Purchaser in the Second Earn Out Period by any new or replacement sales representatives of the Business from any customers, other than Existing Customers;
minus

(iii)	$4,200,000.
2.9    Goods and Services Tax Exemption
The Vendor and the Purchaser agree as follows:

(a)
the Purchaser is acquiring ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be capable of carrying on the Business; and

(b)
the Vendor and the Purchaser will jointly elect in prescribed form (GST Form 44), and the Purchaser will file within the required time, an election under Section 167(1) of Part IX of The Excise Tax Act (Canada) that no tax be payable pursuant to that legislation with respect to the purchase and sale of the Purchased Assets hereunder.

2.10    Payment of Taxes
The Purchaser will be liable for and will pay all applicable Taxes (other than any income Taxes of the Vendor) properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser.
2.11    Non-Assignable Contracts

2.11.1	This Agreement and any Transaction Document will not constitute an assignment or an attempted assignment of any Non-Assignable Contract.

2.11.2
The Vendor will use commercially reasonable efforts to obtain at the Vendor’s expense, any consent to assignment which may be required for the assignment to the Purchaser of any such Non-Assignable Contract. If the Vendor has been unable to obtain any such consent prior to Closing, such Non-Assignable Contract will not be assigned and the Vendor will:

(a)	to the extent legally possible, hold their right, title and interest in, to and under such Non-Assignable Contract for the benefit of the Purchaser until such consent is obtained;

(b)
use commercially reasonable efforts (without obligation to pay any fee or other compensation, other than contractual assignment fees) to obtain the consent to the assignment to the Purchaser of such Non-Assignable Contract;

(c)
take such action in the name of the Vendor or otherwise as the Purchaser may reasonably require and at the expense of the Purchaser so as to provide the Purchaser with the benefits of the Non-Assignable Contract; and

(d)
unless prohibited by the terms of the Non-Assignable Contract, authorize the Purchaser, at the Purchaser's expense, to perform all of the Vendor’s obligations under such Non-Assignable Contract and constitute the Purchaser the attorney of the Vendor to act in the name of the Vendor with respect to such Non-Assignable Contract.

2.12    Liabilities

2.12.1
The Purchaser will assume and be responsible for the commitments or liabilities of the Vendor arising after the Closing Date from the Licences (other than those not forming part of the Purchased Assets), Contracts, and Equipment Leases.

2.12.2
Notwithstanding section 2.12.1 or any other provision in this Agreement to the contrary, the Purchaser shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Vendor or any of its Affiliates relating to any Environmental Liabilities or Environmental Claim, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Vendor.

2.12.3	Subject to Section 2.12.1, the Purchaser will not be responsible for any liabilities of the Vendor.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Vendor
The Vendor represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon the accuracy of each such representation and warranty, all of which are material to the Purchaser:

3.1.1
Organization and Good Standing – The Vendor is duly incorporated and validly existing under the laws of the Province of British Columbia, and is extraprovincally registered under the laws of the Province of Alberta.

3.1.2
Bankruptcy, etc. – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending, or are, to the best of the Vendor’s knowledge, threatened, against the Vendor, and the Vendor is able to satisfy its liabilities as they become due.

3.1.3
Capacity to Carry on Business – The Vendor has the corporate power to own, lease and operate its properties and assets and to carry on the Business as it is currently being conducted, and the Vendor is duly qualified as a corporation to conduct the Business in each jurisdiction where qualification is necessary.

3.1.4
Due Authorization, etc. – The Vendor has the corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Vendor and the Vendor’s shareholders and directors.

3.1.5
No Violation – The execution and delivery by the Vendor of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder will not result in the breach of any of the provisions of, or constitute a default under or conflict with or cause the acceleration of any of the obligations of the Vendor under:

(a)	any Contract included in the Purchased Assets;

(b)	any provisions of the constating documents of the Vendor, or resolutions of the directors or shareholders of the Vendor or any agreement among shareholders of the Vendor;

(c)	any Licence included in the Purchased Assets;

(d)	any Applicable Law;

(e)
any judgment, decree or award of any Governmental Authority or arbitrator so as to prevent or otherwise affect the transfer of the Purchased Assets to the Purchaser or the lease of the Real Property to the Purchaser.

3.1.6
Enforceability of Obligations – This Agreement and the Transaction Documents constitute valid and legally binding obligations of the Vendor enforceable against it in accordance with their terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws affecting enforceability of creditors’ rights generally, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.1.7
Title to Assets – The Vendor is the legal and beneficial owner of the Purchased Assets, with good and marketable title, free and clear of any title defects, deemed trusts, encumbrances or rights or claims of others of any kind. No other Person owns any property or assets which are being used in the Business except for equipment subject to Equipment Leases. None of the Purchased Assets are in the possession, or under the control, of any Person other than the Vendor.

3.1.8
No Options – No Person has any agreement or option, or any right capable of becoming an agreement or option, for the purchase or lease from the Vendor of any of the Business or the Purchased Assets, other than in the Ordinary Course of Business.

3.1.9
Assets Used in Business – The Purchased Assets, the Accounts Payable, the Accounts Receivable, any licenses not transferrable at law, together with the Real Property, comprise all the assets, property and undertaking necessary to carry on the Business in the same manner and to the same extent as the Business has been carried on prior to the date hereof. With the exception of the Real Property, which is owned by Mattic Holdings Inc. and which will be leased to the Purchaser pursuant to the New Leases, the Accounts Payable, Accounts Receivable, and any licenses not transferrable at law, there are no assets of the Vendor which are currently used (or which could reasonably be used) in relation to the Business and which are not being conveyed, either by sale or lease, by the Vendor to the Purchaser pursuant to the terms of this Agreement. All Tangible Assets are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted.

3.1.10	Location of Purchased Assets – All the Purchased Assets are located on the Real Property.

3.1.11
Inventories - The Inventories are current and of good and merchantable quality and saleable at normal profit margins within a period of time consistent with the past experiences of the Vendor. The Inventories are carried on the financial books and records of the Vendor at an amount not in excess of the lower of cost and net realizable value. Schedule 3.1.11 contains the Vendor’s best estimate of the aggregate value of the Inventories as of the Closing Date.

3.1.12	Intellectual Property –

(a)	All Intellectual Property is valid, enforceable and in good standing and all registrations relating thereto have been kept renewed and are in full force and effect;

(b)	None of the Intellectual Property:

(i)	infringes or allegedly infringes upon the intellectual property, domestic or foreign, of any other Person;

(ii)	involves the use of any intellectual property, domestic or foreign, which would constitute acts of passing-off, unfair competition or infringement; or

(iii)	requires the Vendor to pay any royalties or other fees to any other Person with respect to the Intellectual Property;

(c)	To the best knowledge of the Vendor, no rights of the Vendor relating to the Intellectual Property are being infringed by any other Person;

(d)
The documentation relating to the know-how of the Vendor and to each trade secret, design, product, process or operation of the Vendor relating to the Business is accurate and in sufficient detail and content to identify and explain them, allow their full and proper use without reliance on the knowledge or memory of any individual and enable proper support and maintenance. The Vendor has taken all reasonable precautions to protect the confidentiality and value of such trade secrets, and such trade secrets are not part of the public domain and have not been used by, divulged to, or appropriated by any other Person to the detriment of the Vendor.

3.1.13
Licences – All Licenses which are necessary for the ownership and operation of the Business and the Purchased Assets have been obtained by the Vendor, are in full force and effect, and are set out in Schedule 3.1.13 and true and correct copies thereof have been provided to the Purchaser. There have been no violations of the terms of any such Licence, and no proceedings are pending or threatened to revoke or limit any such Licence.

3.1.14
Contracts and Equipment Leases – All Contracts and Equipment Leases are set out and described in Schedule 3.1.14, and true and correct copies of all written Contracts and Equipment Leases have been provided to the Purchaser. Except for the Licences, Contracts and the Equipment Leases, the Vendor is not a party to or bound by any material Licence, Contract, Equipment Lease or other commitment relating to the Business, whether oral or written. The Contracts and Equipment Leases are in full force and effect, unamended, and no default or breach exists in respect of any of them, nor, to the best of the Vendor’s knowledge, is any third party in default under them, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a default under any of them.

3.1.15
Computer Systems – The computer systems owned or leased by the Vendor, including hardware, software and firmware, and utilized in the Business, are fully functional and are, to the knowledge of the Vendor, free from viruses. All computer software currently being utilized by the Business is properly and validly licensed for its intended use or owned by the Vendor.

3.1.16	Forward Commitments – All outstanding forward commitments by or on behalf of the Vendor for the purchase of Inventories may be cancelled prior to fulfillment. The Vendor does not have any minimum or fixed purchase price commitments with any of its suppliers.

3.1.17	Insurance

(a)
The Vendor maintains all policies of insurance, issued by responsible insurers, as are appropriate to the Business and the Purchased Assets, in the amounts, and against the risks, as are customarily carried and insured against by owners of comparable businesses, properties and assets;

(b)	All such policies of insurance are in full force and effect, and will continue to be so until the Closing Date;

(c)
There is no default, whether as to the payment of premium or otherwise, under the terms of any policy, nor has the Vendor failed to give any notice or present any claim under any insurance policy in due and timely fashion;

(d)
Schedule 3.1.17 sets out all insurance policies, specifying the insurer, amount and type of insurance, maintained by the Vendor on the Business and the Purchased Assets, as well as any claims under those policies.

3.1.18
Litigation – Except as set out in Schedule 3.1.18, there are no actions, investigations or proceedings before any court, arbitrator or Governmental Authority which, if decided adversely to the Vendor might have a Material Adverse Effect on the Business, the Purchased Assets or the Real Property, nor, to the knowledge of the Vendor, are there any such actions, investigations or proceedings pending or threatened. There is not presently outstanding any judgment, decree, injunction, rule or order of any Governmental Authority which may have a Material Adverse Effect on title to the Purchased Assets or the Real Property, the ability of the Purchaser to carry on the Business, or the ability of the Vendor to complete the transactions contemplated by this Agreement and the Transaction Documents.

3.1.19	Environmental Matters – Without limiting the generality of any other representation or warranty in this Agreement, in connection only with the Business, the Purchased Assets and the Real Property:

(a)	the Vendor has been and is in compliance with all Environmental Laws;

(b)	no Hazardous Substance is present in, on or under or is migrating to or from, any of the Real Property;

(c)
the Vendor has not released or emitted into the natural environment or discharged or disposed of, or arranged for disposal of, at, in, under or otherwise acquiesced or participated in the discharge or disposal of, at, in or under the Real Property or any other properties of any Hazardous Substances;

(d)
there are no Hazardous Substances brought in or produced by the Vendor or to the best of the Vendor’s knowledge at, in, on, under or within the Real Property or any other properties that causes or may cause any adverse environmental effect, Environmental Liabilities on or in regard to any properties or the use thereof including any environmental conditions which may be considered to be hazardous to the health of any person, including any employees or contractors of the Vendor, other than the list of substances attached hereto as Schedule 3.1.19(d), all of which have been and are brought, used and stored in accordance with all Environmental Law;

(e)
neither the Vendor, nor, to the knowledge of the Vendor, any other person or entity, has used or permitted to be used, except in compliance with all Environmental Law, any of the Vendor’s property to generate, manufacture, process, distribute, use, treat, store, dispose of, transport and handle any Hazardous Substance, nor has it caused or permitted the release of any Hazardous Substance except in compliance with Environmental Law;

(f)
to the best of the Vendor’s knowledge there are no notices of non‑compliance, complaints, summons, legal actions, charges, work orders, control orders, stop orders, directions, warnings, remedial and waste removal or other orders relating to the environment made against the Vendor under Environmental Laws by any court, Governmental Authority or third party and there is no judicial, governmental or third party complaint, action or investigation, and there are no facts of which the Vendor has notice which could give rise to any such complaint, action or investigation and the Business, the Real Property and the operations of the Vendor are not subject to any orders that remain outstanding under any Environmental Law;

(g)
the Vendor has not assumed by merger, contract, assignment or assumption any Environmental Liabilities of any other person or entity under Environmental Law, including any obligation for the cost of investigation, monitoring, studying, removal or remediation of Hazardous Substances at any property, whether owned or leased by Vendor or otherwise;

(h)
the Vendor has not used or permitted to be used any of the Business operations, properties or facilities or any property or facilities that it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance, except in compliance with Environmental Laws;

(i)
the Vendor has not received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any Environmental Law, and the Vendor has received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites with respect to the Business operations, properties or facilities, whether current or previous;

(j)	the Vendor has provided the Purchaser with all environmental information respecting the Business operations, properties and facilities, whether current or previous;

(k)	there are no environmental audits, evaluations, assessments, studies or tests commissioned by the Vendor respecting the Business operations, properties or facilities currently underway;

(l)	the Vendor has not received recommendations from any person to investigate, remediate or remove Hazardous Substances from the Real Property;

(m)	to the best of the Vendor’s knowledge, there are no underground storage tanks located on the Real Property;

(n)	all Licences necessary or advisable to permit the Vendor to carry on the Business have been obtained and are in full force and effect;

(o)	no investigations have or are being conducted or, to the knowledge of the Vendor, are threatened by any Governmental Entity against the Vendor pursuant to any Environmental Law.

3.1.20	Health and Safety –

(a)
The business premises located on the Real Property are in compliance with applicable sanitation, health and safety legislation and regulations and are not subject to any orders or directions of a sanitation or occupational health and safety authority or similar Governmental Authority.

(b)	The Vendor is registered with WorkSafeBC, is up to date with respect to filing its payroll reports with WorkSafeBC, and does not have a balance owing to WorkSafeBC for unpaid premiums.

(c)
The Vendor is registered with The Workers Compensation Board Alberta, is up to date with respect to filing its payroll reports with The Workers Compensation Board Alberta, and does not have a balance owing to The Workers Compensation Board Alberta for unpaid premiums.

(d)
There have been no administrative penalties, warning letters, variances or orders issued to the Vendor by WorkSafeBC or the Workers Compensation Board Alberta in the five year period prior to the date of this Agreement.

3.1.21
Consents – There are no consents, authorizations, licences, franchise agreements, permits or orders of any Person required to permit the Vendor to complete the transactions contemplated by this Agreement, except for consents required for the assignment of any Non-Assignable Contract.

3.1.22
Product Liability – Each product sold by the Vendor prior to the Closing was of merchantable quality and fit for the purpose for which it was sold. There are no actions, claims or proceedings pending nor, to the knowledge of the Vendor, threatened against the Vendor with respect to the products sold or services provided by the Business or alleging that, for any reason, any products or services of the Business were:

(a)	defective or deficient or improperly, inadequately or wrongly performed in any manner;

(b)	contrary to Applicable Law;

(c)	subject to or contained any faulty or improper workmanship, material, latent defect or inherent vice;

(d)	improperly designed, manufactured or labelled;

(e)	conducted in a manner resulting in harm, or the possibility of harm, to property, public health or safety; or

(f)	provided in a manner resulting in harm, or the possibility of harm, to the environment.

3.1.23
Warranties and Discounts – The Vendor does not manufacture products. The Vendor has not given any written or oral warranty regarding any of the products sold or services provided as part of the Business, or incurred any repair or maintenance obligations in favour of any customers of the Business or entered into any agreement with any customer which would require the repurchase of goods, price adjustment, refund, discount or concession to any customer after Closing. No Person has any valid claim against the Vendor or the Business under Applicable Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, specifications, manuals, brochures or other advertising materials relating to the Business.

3.1.24	Contractor Sales Representatives –

(a)
Schedule 3.1.24 contains an accurate list of all Contractor Sales Representatives, showing each Contractor Sales Representative’s, commission arrangement, other compensation, start date, age, and details of any other substantive written or oral arrangements between the Contractor Sales Representatives and the Vendor.

(b)
No current or former independent contractor of the Vendor could be deemed to be a misclassified employee.  No independent contractor of the Vendor is eligible to participate in any employee benefit plan.

(c)
The Vendor has properly reported and withheld, collected and paid all taxes required to have been withheld, collected and paid in connection with (i) amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder or other third party; and (ii) goods and services received from or provided to any person.

3.1.25
Details of Employees – Schedule 3.1.25 contains an accurate list of all Employees showing each Employee’s title, current annual salary or hourly rate of pay, bonus or commission arrangement, general job description, age, date of hire and details of any other substantive written or oral employment contract terms and identifies all Employees, if any, who:

(a)	have been absent continually from work for a period in excess of one month, as well as the reason for their absence;

(b)	are in receipt of benefits from a short-term or long-term disability program;

(c)	are in receipt of worker's compensation benefits on account of their employment by the Vendor;

(d)	are on an authorized unpaid leave of absence (including maternity or parental leave or unpaid sick leave) from the Vendor;
and particulars of the rights and benefits of such individuals in respect thereof.

3.1.26
Employee Contracts – the Vendor is not a party to any written or oral contracts of employment with any of the Employees which are not terminable on the giving of reasonable notice and/or severance pay in accordance with Applicable Law.

3.1.27
Employment and Contractor Payments by the Vendor to Date of Agreement – The Vendor has paid, to the date of this Agreement, all amounts payable on account of wages and other employee benefits and claims, including vacation pay (other than Employee Amounts which will be reimbursed in accordance with Section 4.1(j)) to, or on behalf of, all Employees and Contractor Sales Representatives of the Vendor.

3.1.28
Employment Standards and Human Rights – Except as set out in Schedule 3.1.28, there are no actions, claims or proceedings against the Vendor pursuant to the Employment Standards Act (British Columbia), the Human Rights Code (British Columbia), the Employment Standards Code (Alberta) or the Human Rights Act (Alberta) nor, to the knowledge of the Vendor, are there any such actions, claims or proceedings pending or threatened.

3.1.29	Labour Matters –

(a)
There is no unfair labour practice complaint under the Labour Relations Act (British Columbia) or the Employment Standards Code (Alberta) related to the Business ongoing, or, to the best of the Vendor’s knowledge, pending or contemplated before any labour tribunal or similar agency;

(b)	There is no labour strike threatened against, or involving, the Business;

(c)	There is no union certification application outstanding respecting the Employees;

(d)	There are no collective agreements or union certifications respecting the Employees, the Business or the Plants and Building; and

(e)	There are no ongoing negotiations with respect to any collective agreement.

3.1.30	Pension Plans – There are no pension plans maintained by the Vendor for the Employees or the Contractor Sales Representatives.

3.1.31	Benefit Plans – Except as set out in Schedule 3.1.31, the Vendor is not a party to:

(a)
any management agreement, pay equity plan, vacation or vacation pay policy, employee insurance, hospital or medical expense program or pension, retirement, profit sharing, bonus, stock option or other employee benefit program or arrangement; or

(b)	any incentive or other special compensation arrangement; or

(c)	other contracts or agreements;
with or with respect to the Employees or the Contractor Sales Representatives.

3.1.32	Taxes
All Taxes required to be withheld or collected by the Vendor have been duly withheld, and collected and the Vendor has remitted or will remit such amounts to the appropriate Governmental Authority within the time prescribed for doing so under Applicable Law. Without limiting the foregoing:

(a)
the Vendor has or will have remitted to the proper Governmental Authority within the time required by Applicable Law, all Canada Pension Plan contributions, employment insurance premiums, employers' health Taxes and other Taxes payable by the Vendor in respect of its employees; and

(b)
the Vendor has charged and collected and has remitted or will remit on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever made in relation to the Business.

There are no claims for Taxes which might result in an Encumbrance on any of the Purchased Assets.

3.1.33	Residence – The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.1.34
GST Registration – The Vendor is a registrant for the purposes of GST and its registration number is 103565057RT0001. The Business is a “commercial activity” for the purposes of Part IX of the Excise Tax Act (Canada).

3.1.35
Financial Statements and Financial Books and Records – The financial records of the Vendor for the period ● to ● attached as Schedule 3.1.35 have been prepared in accordance with GAAP and present fairly in all material respects:

(a)	the financial position of the Business as of the dates shown in those financial records; and

(b)	the results of operations of the Business for the periods indicated in those financial records.
All material financial transactions relating to the Business have been accurately recorded in the financial records attached as Schedule 3.1.35.

3.1.36
Liabilities – There are no liabilities of the Vendor, whether accrued, contingent, undisclosed, determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date, other than those described in Section 2.12.1.

3.1.37	Conduct of Business in Ordinary Course – Since November 30, 2015,

(a)	the Business has been operated in the Ordinary Course of Business, consistent with past practice, and the Vendor has not:

(i)	incurred any obligation, entered into any transaction or acquired or encumbered or disposed of any property relating to the Business except in the Ordinary Course of Business; or

(ii)	been made aware of any anticipated loss from any contract which would have a Material Adverse Effect;

(b)	there has not been any salary increase or bonus made for the benefit of any Employee, other than annual salary adjustments made in the Ordinary Course of Business;

(c)	there has not been a Material Adverse Change in the Business or the Purchased Assets; and

(d)	there has not been any agreement by the Vendor to do any of the foregoing.

3.1.38
Rights, Privileges etc. – There are no material rights, privileges or advantages presently enjoyed by the Business which might be lost as a result of the consummation of the transactions contemplated under this Agreement and the Transaction Documents.

3.1.39	Compliance With Privacy Laws

(a)
The collection, use and retention of the Personal Information by the Vendor, the disclosure or transfer of the Personal Information by the Vendor to any third parties and transfer of the Personal Information by the Vendor to the Purchaser as part of the Purchaser's due diligence and as contemplated by this Agreement or any Transaction Document complies with all Privacy Laws.

(b)	There are no restrictions on the collection, use, disclosure and retention of the Personal Information by the Vendor except as provided by Privacy Laws.

(c)
There are no investigations, actions, claims or demands, whether statutory or otherwise, pending, or to the knowledge of the Vendor, threatened, with respect to the collection, use, disclosure or retention of the Personal Information by the Vendor.

(d)
No judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring the Vendor to take (or to refrain from taking) any action with respect to the Personal Information.

3.1.40
Customers – Since September 30, 2016 there has not been any change in the business relationship between any of the 20 customers the Business had the highest sales to during the period December 1, 2015 to September 30, 2016 (the “Major Customers”) and the Vendor (including the terms and conditions upon which any Major Customer purchases products from the Vendor) and the Vendor has not received any notice (written or otherwise) that, and there have been no threats or other indications that, any Major Customer intends to change its business relationship with the Business.

3.1.41
Supplier – Since November 30, 2015 there has not been any change in the business relationship between any major supplier of the Business and the Vendor (including the terms and conditions upon which any such supplier sells products to the Vendor) and the Vendor has not received any notice (written or otherwise) that, and there have been no threats or other indications that, any major supplier intends to change its business relationship with the Business. The Vendor is not a party to any contract with any supplier which is not terminable on giving notice to the supplier and paying for products already delivered to the Vendor by the supplier.

3.1.42
Disclosure – None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Purchased Assets seeking full information concerning the matters which are the subject of those representations, warranties and statements.

3.2    Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendor as follows:

3.2.1	Organization and Good Standing – The Purchaser is duly incorporated and validly existing under the laws of the Province of Ontario.

3.2.2
Bankruptcy, etc. – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending or are, to the best of the Purchaser’s knowledge, threatened against the Purchaser, and the Purchaser is able to satisfy its liabilities as they become due.

3.2.3
Due Authorization, etc. – The Purchaser has the corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Purchaser and its directors and shareholders.

3.2.4
Absence of Conflicting Agreements – The execution and delivery by the Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder will not result in the breach of any of the provisions of, or constitute a default under or conflict with:

(a)	any agreement to which the Purchaser is a party;

(b)	any provisions of the constating documents of the Purchaser;

(c)	any Applicable Law;

(d)	any judgment, decree or award of any Governmental Authority or arbitrator.

3.2.5
Enforceability of Obligations – This Agreement and the Transaction Documents constitute valid and legally binding obligations of the Purchaser enforceable against it in accordance with their terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws affecting enforceability of creditors’ rights generally, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.2.6	GST Registration – The Purchaser is a registrant for purposes of GST. The Purchaser’s GST registration number is 103004636RT0001.

3.2.7
Consents – There are no consents, authorizations, licences, franchise agreements, permits, or orders of any Person required to permit the Purchaser to complete the transactions contemplated by this Agreement and the Transaction Documents.

3.3    Commission
Each Party represents and warrants to the other Party that no Person engaged by it is entitled to a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement and the Transaction Documents.
3.4    Non-Waiver

No investigations made by or on behalf of either of the Parties will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement.
ARTICLE 4
EMPLOYEES
4.1    Employees and Contractor Sales Representatives

(a)
The Purchaser will extend offers of employment to all the Employees effective on or immediately after the Closing Date, on terms and conditions no less favourable than those currently offered by the Vendor. The Employees that accept the Purchaser’s employment on or before the Closing Date shall be deemed, for legal purposes, to enjoy continuing employment, and there will be no trigger for severance or other obligations associated with termination of the Employees that accept the employment offers from the Purchaser.

(b)
The Vendor shall be liable for payment of all legal obligations relating to the termination of employment of any Employee who does not accept an offer of employment from the Purchaser pursuant to Section 4.1(a) hereof.

(c)
The Vendor’s liability for payment of legal obligations relating to the termination of employment of any Employee who does not accept the Purchaser’s offer of employment in accordance with the foregoing terms of this Section will extend to all amounts required to be paid either by Applicable Law or by contract, including payment in lieu of notice, termination pay, severance pay, vacation pay, legal costs, costs of defence or other proceedings, and all other outstanding amounts relating to any termination of employment.

(d)
The Purchaser will extend offers of employment to all the Contractor Sales Representatives effective on or immediately after the Closing Date, with terms relating to compensation that are no less favourable than those currently offered by the Vendor, except that the Purchaser’s offer will not be structured as or in the form of an independent contractor agreement. The Contractor Sales Representatives that accept the Purchaser’s offer of employment on or before the Closing Date shall be deemed, for legal purposes, to have commenced employment with the Purchaser effective on the date upon which they accept employment with the Purchaser. The Purchaser will not recognize the Contractor Sales Representatives’ past service with the Vendor for any reason.

(e)	The Vendor shall be liable for payment of all legal obligations relating to the termination of the Contractor Sales Representatives’ contracts with the Vendor prior to the Closing Date.

(f)
The Vendor’s liability for payment of legal obligations relating to the termination of the Contractor Sales Representatives’ contracts with the Vendor in accordance with the foregoing terms of this Section will extend to all amounts required to be paid either by Applicable Law or by contract, including legal costs (on a solicitor and own-client basis), costs of defence or other proceedings, and if applicable, payment in lieu of notice, termination pay, severance pay, vacation pay and all other outstanding amounts relating to the termination of the Contractor Sales Representatives’ contracts with the Vendor.

(g)
On the Closing Date, the Vendor will determine the outstanding liabilities for wages, compensation and other employee benefits, including vacation pay, in respect of the Employees and Contractor Sales Representatives accrued up to the Closing Date, owing by the Vendor (the “Employee Amounts”).

(h)	The Vendor shall be liable for, and shall pay and discharge, any and all liability up to the Closing Date for Employee Amounts accrued up to the Closing Date.

(i)	Within 30 days following the Closing Date the Vendor will deliver to the Purchaser a statement of the Employee Amounts owing by, and paid by, the Vendor.

(j)	Within 120 days after the Closing Date, the Purchaser will submit to the Vendor an invoice, payable upon receipt, for any Employee Amounts paid by the Purchaser relating to the Employees.
4.2    Vendor Consulting Agreement
The Purchaser and the Vendor covenant and agree that they will enter into a consulting agreement, in the form attached hereto as Schedule 4.2 (the “Consulting Agreement”), pursuant to which the Vendor agrees to provide transition services (the “Transition Services”) to the Purchaser for a period of six months commencing on the later of the Closing Date or the first Business Day after the Closing Date, for $10,417.00 per month. The Transition Services will include, without limitation:

(a)	meeting with key customers and employees in order to describe the transition of the Business to the Purchaser;

(b)	supporting the Purchaser in transitioning customers and products to the Purchaser’s computer systems;

(c)	assisting the Purchaser in maintaining full order processing and billing of customers on the Vendor’s existing computer systems during the transition period as required by the Purchaser;

(d)	assisting the Purchaser in ensuring customer orders are completed by warehouse personnel; and

(e)	assisting the Purchaser’s management team to formulate a product strategy to integrate the Vendor’s product offerings into the Purchaser’s product line.
ARTICLE 5
COVENANTS
5.1    Conduct of Business
The Vendor covenants that during the Interim Period it will:

5.1.1	Conduct Business in Ordinary Course – conduct the Business only in the Ordinary Course of Business, and maintain:

(a)	the services of the present Employees and Contractor Sales Representatives; and

(b)	good relations with (and preserve the goodwill of) customers, manufacturers, suppliers, lessors and all other Persons having business relationships with the Vendor.

5.1.2	Continue Insurance – continue in force all insurance maintained by it in respect of the Business.

5.1.3	Compliance with Laws – comply with all Applicable Law of each jurisdiction in which the Business is carried on.

5.1.4
Material Changes – not take any action which would result in any Material Adverse Change in or to the Purchased Assets or the Business or sell, transfer, dispose of or encumber any of the Purchased Assets, other than in the Ordinary Course of Business.

5.1.5
Wage Increases – not increase the remuneration of any Employee, Contractor Sales Representative, consultant or agent of the Business, except as regularly scheduled in amounts which are in accordance with existing policy of the Vendor.

5.1.6
Employee Deductions and Withholding – make all deductions required by Applicable Law or by contract to be made from amounts paid to employees and remit the amounts deducted, and all related employer contributions required, to the Governmental Authority entitled to receive payment of those amounts.

5.2    Access to Information, Employees and Contractor Sales Representatives

5.2.1	During the Interim Period, the Vendor will permit the Purchaser and its employees, agents, counsel, accountants and other representatives to:

(a)	speak to the Employees and the Contractor Sales Representatives about the transition of the Business to the Purchaser; and

(b)
have access during normal business hours to the premises of the Vendor, and to all the books, accounts, records and other data of the Business and the Real Property and will furnish to the Purchaser any information with respect to the Business, including copies of pertinent books, records and other documents, as the Purchaser may from time to time reasonably request to enable it to make a full and complete investigation of the Business and the Purchased Assets, and the Vendor will instruct its officers, employees, solicitors, accountants and other advisors to cooperate fully with and assist the Purchaser in that investigation.

5.2.2
Without limiting the generality of Section 5.2.1, the Vendor will permit the Purchaser and its employees, agents, counsel, accountants, and other consultants or representatives, during the Interim Period, to conduct such environmental and occupational health and safety review, sampling, or testing as the Purchaser may reasonably deem to be necessary provided this does not unreasonably disrupt the ordinary conduct of the Business.

5.3    Destruction or Expropriation – Purchased Assets

Up to the Closing Date, all risk of loss or damage by fire or other cause or hazard to the Purchased Assets will remain with the Vendor and the Vendor will hold all insurance policies and any proceeds of those policies in trust for the Vendor and the Purchaser. If, prior to the Closing Date, there occurs any destruction or damage by fire or other cause or hazard to any of the Purchased Assets, or if the Purchased Assets or any part of them are expropriated or forcefully taken by any Governmental Authority, or if notice of intention to expropriate a part of the Purchased Assets has been filed in accordance with applicable legislation, then:

(a)	where that destruction, damage or expropriation would constitute a Material Adverse Change, the Purchaser may terminate this Agreement by notice to the Vendor; or

(b)
where that destruction, damage or expropriation would not constitute a Material Adverse Change, the Purchaser must complete the purchase and sale of the Purchased Assets, in which event all insurance proceeds or expropriation proceeds, as the case may be, will be assigned and/or paid by the Vendor to the Purchaser.

5.4    Actions to Satisfy Closing Conditions
Each Party agrees to take all possible actions, and to use its best efforts to cause other actions to be taken, so as to ensure compliance with any conditions set out in Article 7 which are for the benefit of another Party.
5.5    Change of Name
Within 120 days after the Closing Date the Vendor will change its corporate name to a name that does not include the words “Mattic Industries”, or any variation thereof in the new name and will provide the Purchaser with evidence of the change of name to the satisfaction of the Purchaser, acting reasonably. The Vendor covenants that after the Closing Date it will not use the name “Mattic Industries” or hold itself out to be conducting business under the name “Mattic Industries” except for the purposes of collecting the Accounts Receivable and fulfilling its obligations under the Consulting Agreement.
5.6    Non-Competition and Non-Solicitation Covenants

5.6.1	The Vendor covenants and agrees that it shall execute and deliver to the Purchaser on the Closing Date a non-competition and non-solicitation covenant in the form attached hereto as Schedule 5.6.1.

5.6.2	John covenants and agrees that he shall execute and deliver to the Purchaser on the Closing Date a non-competition and non-solicitation covenant in the form attached hereto as Schedule 5.6.2.
5.7    Accounts Receivable
The Purchaser covenants and agrees with the Vendor that it will use its reasonable efforts to assist the Vendor in collecting the Accounts Receivable, and that it will:

(a)	hold any payments it receives with respect to Accounts Receivable in trust for the Vendor; and

(b)	promptly forward payments it receives with respect to Accounts Receivable to the Vendor.
5.8    Access to Books and Records
The Purchaser covenants and agrees with the Vendor that from and after the Closing Date the Purchaser will give the Vendor whatever access to such documentation and information from the Books and Records which the Vendor may reasonably require for the purposes of collecting any Accounts Receivable, defending any claims against the Vendor by third parties, and handling any assessment or re-assessment of the Vendor by the Canada Revenue Agency.
5.9    Updated Schedules of Contractor Sales Representatives and Employees
On or immediately after the date of this Agreement, the Vendor will provide the Purchaser with true and correct copies of Schedule 3.1.24 and Schedule 3.1.25, which have been updated to include the names of each Contractor Sales Representative and Employee.
5.10    Major Customer List
On the Closing Date the Vendor will provide the Purchaser with a complete and correct list of the Major Customers, showing the aggregate sales, aggregate product cost and aggregate product cost margin of each Major Customer during the period December 1, 2015 to September 30, 2016.
ARTICLE 6
SURVIVAL OF REPRESENTATIONS & WARRANTIES AND INDEMNITY
6.1    Survival

6.1.1
Survival – All representations and warranties of the Parties contained herein or in the Transaction Documents will survive the Closing and the execution and delivery of conveyances provided for herein or in the Transaction Documents for a period of two (2) years after the Closing Date and will continue during that period in full force and effect and will not merge thereon or therein.

Notwithstanding the foregoing:

(a)	any claim arising from a representation or warranty contained herein which is based upon or relates to:

(i)	the provisions of Sections 3.1.1, 3.1.4, 3.1.5, 3.1.6, 3.1.8 and 3.1.19;

(ii)	title to the Purchased Assets;

(iii)	any breach of a representation or warranty involving fraud or fraudulent misrepresentation or any breach of any representation or warranty involving Hazardous Substance or Environmental Law; or

(iv)	the provisions of Sections 3.2.1, 3.2.3, 3.2.4 and 3.2.5;
will survive indefinitely and will not merge thereon or therein; and

(b)
any claim arising from a representation or warranty contained herein which is based upon or relates to existing or potential liability for Taxes will survive for a period of one (1) year after expiry of the normal reassessment period described in Applicable Law in relation to such Taxes and any further time during which a reassessment may be made on account of neglect, carelessness or wilful default and will not merge thereon or therein.

6.2    Indemnification

6.2.1	Indemnification by the Vendor

(a)
The Vendor and John jointly and severally agree to indemnify and hold the Purchaser harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including legal fees on a solicitor and own client basis, consultant expenses or advisor expenses, which the Purchaser may incur or be required to pay (a “Purchaser’s Claim”), arising in connection with the following matters:

(i)	any inaccuracy or breach of any representation or warranty of the Vendor contained in this Agreement or any Transaction Document;

(ii)	any breach or non-performance by the Vendor or John of any covenant or agreement to be performed by the Vendor or John contained in this Agreement or any Transaction Document;

(iii)	any bulk sales or similar legislation concerning creditor’s rights pertaining to or relating to the Purchased Assets and the Business;

(iv)
any and all liability of any nature whatsoever under any Workers’ Compensation or similar legislation or regulation in any jurisdiction for the period prior to the Closing Date, including any experience rating assessments, surcharges or levies based on or related to the Vendor’s record or history of workplace injuries;

(v)	the Excluded Assets;

(vi)
all liabilities of the Vendor (whether accrued, actual or contingent) or any loss relating to the Business or the Purchased Assets accruing up to and including the Closing Date except as assumed by the Purchaser pursuant to this Agreement;

(vii)	any non-compliance with any Environmental Law relating to or arising from, directly or indirectly, any past or present activity or operation of the Vendor up to the Closing Date;

(viii)
any Environmental Claim or Environmental Liabilities to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Vendor;

(ix)
any claims by Employees arising from the operation of the Business on or before the Closing Date, including, without limitation, any claims for wrongful dismissal, or any claims pursuant to the Employment Standards Act (British

Columbia), the Employment Standards Code (Alberta), the Human Rights Code (British Columbia) or the Human Rights Act (Alberta);

(x)
any and all liability or amounts owing of any nature arising from the Company’s employment of, engagement of, or relationship with, any current or former employees or independent contractors, prior to the Closing Date, including, without limitation, any failure to pay, remit, deduct or withhold any income tax, GST, Canadian Pension Plan contributions or Employment Insurance premiums;

(xi)
any and all liability or amounts owing of any nature arising from the Company’s employment of, engagement of, or relationship with, any current or former employees or independent contractors, prior to the Closing Date, including, without limitation, damages, payment in lieu of notice, termination pay, severance pay, vacation pay, legal costs, costs of defense or other proceedings, and all other outstanding amounts; and

(xii)	any and all claims for brokerage, commissions, finders' fees or similar claims which the Vendor or John may have committed to pay to third Persons.

(b)
Notwithstanding the provisions of Section 6.2.1(a) above, the Purchaser will be entitled to be indemnified by the Vendor and John only in the event and to the extent that the aggregate amount of all Purchaser’s Claims exceeds $50,000, provided, however, that this threshold amount will not apply in respect of any Purchaser’s Claim arising from wilful misrepresentation or fraud or any matter set out in Section 6.1.1(a). The maximum liability of the Vendor and John under this Section 6.2.1 will be limited to the Purchase Price.

6.2.2	Indemnification by Purchaser

(a)
The Purchaser agrees to indemnify and hold the Vendor and John harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including legal fees on a full indemnity basis and actual accounting, consultant or advisor expenses, which the Vendor or John may incur or be required to pay (a “Vendor’s Claim”), arising in connection with the following matters:

(i)	any inaccuracy or breach of any representation or warranty of the Purchaser contained in this Agreement or any Transaction Document;

(ii)	any breach or non-performance by the Purchaser of any covenant or agreement to be performed by the Purchaser contained in this Agreement or any Transaction Document;

(iii)	any claims by Employees arising from the operation of the Business after the Closing Date;

(iv)	any commitment or liabilities of the Vendor arising after the Closing Date from the Contracts, Equipment Leases and Licenses (other than those not forming part of the Purchased Assets); and

(v)	any and all claims for brokerage, commissions, finders' fees or similar claims which the Purchaser may have committed to pay to third Persons.

(b)
Notwithstanding the provisions of Section 6.2.2(a) above, the maximum liability of the Purchaser under this Section 6.2.2 will be limited to the $1,000,000, except that the liability of the Purchaser to pay the Purchase Price to the Vendor is not subject to or included in this maximum liability.

6.2.3	Claims by Third Parties

(a)
For the purposes of this Section 6.2.3 “Third Party Claim” means any demand which has been made by or on behalf of any Person other than a Party and which, if maintained or enforced, might result in a loss, liability or expense of the nature described in Subsection 6.2.1.

(b)
Upon notice of any Third Party Claim in respect of which the Purchaser proposes to demand indemnification from the Vendor and John (each an “Indemnitor” and collectively the “Indemnitors”), the Purchaser will give notice to that effect to the Vendors.

(c)
Each Indemnitor will have the right, exercisable by giving notice to the Purchaser and the other Indemnitor not later than 30 days after receipt of the notice described in Section 6.2.3(b), to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that:

(i)	the Indemnitor will first deliver to the Purchaser its written consent to be joined as a party to any action or proceeding; and

(ii)
the Indemnitor will, at the request of the Purchaser, furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of the Indemnitor’s defence, compromise or settlement.

(d)
Upon the assumption of control by the Indemnitor, the Indemnitor will diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor’s sole expense, including employment of counsel reasonably satisfactory to the Purchaser, and the Purchaser will co-operate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Purchaser’s control, and to make any assignments and take any other steps which, in the opinion of counsel for the Indemnitor, are necessary to enable the Indemnitor to conduct a defence, provided that the Purchaser will be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it may become exposed by reason of its co-operation.

(e)
The final determination of any Third Party Claim, including any determination of related costs and expenses, will be binding and conclusive upon the Parties as to the validity of that Third Party Claim.

(f)
Should the Indemnitors fail to give notice to the Purchaser as provided in Section 6.2.3(c), the Purchaser will be entitled to make any settlement of the Third Party Claim it deems, in its sole discretion, to be advisable, and that settlement will be binding upon the Indemnitors.

6.3    Right to Set-Off

The Purchaser will have the right to satisfy any amount from time to time owing by the Purchaser to the Vendor by way of set-off against any amount from time to time owing by the Vendor to the Purchaser, including, without limitation, any amount owing to the Purchaser pursuant to the indemnification obligations of the Vendor under Section 6.2.1, or pursuant to any reduction to the Purchase Price pursuant to Sections 2.5 or 2.6.
ARTICLE 7
CONDITIONS PRECEDENT
7.1    Purchaser’s Conditions
The obligation of the Purchaser to complete the transactions contemplated by this Agreement will be subject to the satisfaction of, at or before the Closing Date, each of the following conditions precedent:

7.1.1
Truth and Accuracy of Representations of the Vendor – All representations and warranties of the Vendor made pursuant to this Agreement will be true and complete as at the Closing Date and with the same effect as if made as of the Closing Date, and the Purchaser will have received a certificate to that effect from a senior officer of the Vendor.

7.1.2	Performance of Obligations – The Vendor and John will have performed or complied with all their obligations and agreements under this Agreement.

7.1.3
Corporate Approvals – All necessary corporate action will have been taken by the shareholders and directors of the Vendor to approve the execution and delivery of this Agreement and the Transaction Documents, and performance by the Vendor hereunder or thereunder.

7.1.4	Closing Documentation –The Purchaser will have received duly executed copies of the Closing Documents listed in Section 8.2.1.

7.1.5
Consents to Assignment – All consents from, or notifications to, any Person, required by any of the Contracts, Equipment Leases and Licences in connection with the completion of the transactions contemplated by this Agreement will have been obtained or given.

7.1.6
Consents, Authorizations and Registrations – All consents, orders and authorizations of Governmental Authority required in connection with the completion of the transactions contemplated by this Agreement will have been obtained.

7.1.7
No Actions Taken Restricting Sale – No action or proceeding will be pending or threatened by any Person to restrict, prohibit or invalidate the transactions contemplated under this Agreement and the Transaction Documents, or which might affect the right of the Purchaser to own or control any of the Purchased Assets or conduct the Business from and after Closing.

7.1.8
Employee and Contractor Sales Representative Obligations – The Purchaser will be satisfied that the Vendor has paid all amounts specified in Section 4.1(c), if any, and Section 4.1(h), with respect to the Employees and Contractor Sales Representatives, accruing to the Closing Date.

7.1.9
Offers of Employment – The Purchaser, in its sole and arbitrary discretion, will be satisfied that eight (8) or more of the Sales Representatives, who represent a minimum of eighty percent (80%) of the aggregate Sales of the Vendor in the twelve (12) month period immediately before the date of this Agreement, have or will accept employment with the Purchaser or before the Closing Date.

7.1.10	Discharge of Encumbrances – All Encumbrances affecting the Purchased Assets will have been discharged.

7.1.11	New Leases – Concurrently with the Closing, the Purchaser and Mattic Holdings Inc. will enter into:

(a)	a new lease for the properties located at:

(i)	#101 17670 65A Ave., Surrey, British Columbia, Canada, V3S 5N4, in the form attached hereto as Schedule 7.1.11(a); and

(ii)	#102 17670 65A Ave., Surrey, British Columbia, Canada, V3S 5N4, in the form attached hereto as Schedule 7.1.11(a);
in the form attached hereto as Schedule 7.1.11(a); and

(b)	a new lease for the properties located at:

(i)	7936 51st Street SE, Calgary, Alberta, Canada, T2C 4R2, in the form attached hereto as Schedule 7.1.11(b); and

(ii)	7942 51st Street SE, Calgary, Alberta, Canada, T2C 4R2, in the form attached hereto as Schedule 7.1.11(b);
in the form attached hereto as Schedule 7.1.11(b)
(collectively the “New Leases”).

7.1.12	Updated Schedules – The Purchaser will have received updated copies of Schedule 3.1.24 and Schedule 3.1.25, in accordance with Section 5.9.

7.1.13	Major Customer List - The Purchaser will have received a copy of the list of Major Customers, in accordance with Section 5.10.
7.2    Waiver and Termination by the Purchaser
The conditions contained in Section 7.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendor acknowledges that the waiver by the Purchaser of any condition or any part of any condition will constitute a waiver only of such condition or such part of such condition, as the case may be, and will not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 7.1 hereof are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing, at the Purchaser's sole option, rescind this Agreement by notice in writing to the Vendor and, in such event, the Purchaser will be released from all obligations hereunder. In such event, the Vendor will also be released from all obligations hereunder.

7.3    Vendor’s Conditions
The obligation of the Vendor to complete the transactions contemplated by this Agreement will be subject to the satisfaction of, at or before the Closing Date, each of the following conditions precedent:

7.3.1
Truth and Accuracy of Representations of the Purchaser – All of the representations and warranties of the Purchaser made pursuant to this Agreement will be true and complete as at the Closing Date and with the same effect as if made as of the Closing and the Vendor will have received a certificate to that effect from a senior officer of the Purchaser.

7.3.2	Performance of Obligations – The Purchaser will have complied with all its obligations and agreements under this Agreement.

7.3.3
Corporate Approvals – All necessary corporate action will have been taken by the directors of the Purchaser to approve the execution and delivery of this Agreement and the Transaction Documents and performance by the Purchaser hereunder or thereunder.

7.3.4	Closing Documentation – The Vendor will have received duly executed copies of all the Closing Documents listed in Section 8.2.2.
7.4    Waiver and Termination by the Vendor
The conditions contained in Section 7.3 hereof are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. The Purchaser acknowledges that the waiver by the Vendor of any condition or any part of any condition will constitute a waiver only of such condition or such part of such condition, as the case may be, and will not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 7.3 hereof are not fulfilled or complied with as herein provided, the Vendor may, at or prior to the Closing, at the Vendor’s sole option, rescind this Agreement by notice in writing to the Purchaser and, in such event, the Vendor will be released from all obligations hereunder. In such event, the Purchaser will also be released from all obligations hereunder.
ARTICLE 8
CLOSING ARRANGEMENTS
8.1    Time and Place of Closing
The Closing will take place at 11:00 a.m. on the Closing Date at the Vancouver offices of Miller Thomson LLP, Barristers and Solicitors, or at any other place to which the Parties agree in writing.
8.2    Closing Arrangements
At the Closing Date, upon fulfilment of all the conditions under this Agreement which have not been waived in writing:

8.2.1
Delivery of Closing Documents by Vendor – The Vendor will deliver to the Purchaser the following, fully executed where applicable, and in each case, in form and substance satisfactory to the Purchaser:

(a)	evidence of the discharges of all Encumbrances affecting the Purchased Assets;

(b)	the GST Election referenced in Section 2.9;

(c)
general conveyance agreements and all bills of sale, transfers and other assignments or conveyances as may be necessary to vest legal and beneficial ownership to the Purchased Assets in the name of the Purchaser;

(d)
subject to Section 2.11, an assignment of the Contracts, Equipment Leases and transferable Licences and consents of third parties to such assignments where necessary pursuant to the terms of such agreements;

(e)	possession of the Purchased Assets;

(f)	the Consulting Agreement in the form attached hereto as Schedule 4.2;

(g)	the New Leases in the forms attached hereto as Schedules 7.1.11(a) and 7.1.11(b), duly executed by Mattic Holdings Inc.;

(h)	a non-competition and non-solicitation covenant in the form attached hereto as Schedule 5.6.1;

(i)	a non-competition and non-solicitation covenant in the form attached hereto as Schedule 5.6.2;

(j)	the list of Customers pursuant to Section 5.10;

(k)	copies of the resolutions of the shareholders and directors of the Vendor authorizing the transactions contemplated in this Agreement and the Transaction Documents;

(l)	a certificate of a senior officer of the Vendor in accordance with Section 7.1.1; and

(m)	such further documents and assurances as may be reasonably required by the Purchaser' solicitors in order to complete the sale of the Purchased Assets and the Business contemplated herein.

8.2.2
Delivery of Closing Documents by Purchaser – The Purchaser will deliver to the Vendor the following, fully executed where applicable, and in each case, in form and substance satisfactory to the Vendor:

(a)	payment of the portion of the Purchase Price payable pursuant to Section 2.3(a);

(b)	the GST Election referenced in Section 2.9;

(c)	the Consulting Agreement in the form attached hereto as Schedule 4.2;

(d)	the New Leases in the forms attached hereto as Schedules 7.1.11(a) and 7.1.11(b);

(e)	copies of the resolutions of the directors of the Purchaser authorizing the transactions contemplated in this Agreement and the Transaction Documents;

(f)	a certificate of a senior officer of the Purchaser in accordance with Section 7.3.1; and

(g)
such further documents and assurances as may be reasonably required by the Vendor's solicitors in order to complete the sale of the Purchased Assets and the Business as contemplated in this Agreement and the Transaction Documents.

8.3    Tender
Any tender of documents or money hereunder may be made upon the Parties or their respective counsel, and money may be tendered by way of bank draft drawn upon a Canadian chartered bank, wire transfer, certified cheque, or solicitor’s trust cheque.
9.4    Registration Expense
The Vendor will be responsible for all fees, charges and expenses of providing to the Purchaser registrable transfers of all Licenses, Intellectual Property and other Purchased Assets. The Purchaser will be responsible to pay all fees, charges and expenses of recording and registering such transfers.
ARTICLE 9
NOTICES
9.1     Notice

9.1.1
Any notice, direction or other communication required or contemplated by any provision of this Agreement (a “Notice”) will be in writing and given by personal delivery, facsimile transmission, electronic means (which shall include email) or mail to the party concerned to the applicable address as follows:

in the case of a Notice to the Purchaser, at:
C/O Lawson Products, Inc.
8770 W. Bryn Mawr Ave. - Suite 900
Chicago, IL   60631
Attn: General Counsel
with a copy to, for information purposes only:
Miller Thomson LLP
1000-840 Howe Street
Vancouver, BC V6Z 2M1
Attn: Brendan Burns
Email: bburns@millerthomson.com
in the case of a Notice to the Vendor, or John, at:
2112 – 179th Street

    Surrey, BC V3Z 9V6
with a copy to, for information purposes only:
Kane, Shannon & Weiler
220 – 7565 132nd Street,
Surrey, BC V3W 1K5
Attn: Larry J. Hagan or Peter J. McCrank
or to such other address as the Party to whom such Notice is to be given shall have last provided to the other parties by notice from time to time.

9.1.2	Notice shall be deemed to have been received:

(a)	if delivered, at the time of delivery;

(b)	if given by facsimile, at the time of transmission;

(c)	if given electronically, at the time of sending the message; and

(d)	if given by mail, on the fifth Business Day after the mailing of the Notice.
If normal facsimile service, courier service, electronic service or mail service is interrupted by strike, labour slowdown, force majeure or other cause, a notice sent by the impaired service will not be deemed to be received until actually received, and the party sending the notice will send it by another service in order to ensure its prompt receipt.
ARTICLE 10
GENERAL
10.1    Entire Agreement
This Agreement and the Transaction Documents constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no representations, warranties, conditions, covenants or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement and the Transaction Documents, except as specifically set forth herein and therein.
10.2    Amendment and Waiver
This Agreement may only be amended or terminated by written agreement signed by each Party hereto. Any waiver of any provision of this Agreement will be effective only if it is in writing and signed by the Party to be bound thereby, and only in the specific instance and for the specific purpose for which it has been given. No single or partial exercise of any such right will preclude any further or other exercise of such right.
10.3    Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement, and the remaining provisions will remain in full force and effect.
10.4    Expenses
Except as otherwise provided in this Agreement, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring those expenses.
10.5    Time
Time is of the essence of this Agreement.
10.6    Assignment and Benefit of the Agreement
Neither this Agreement nor any of the rights or obligations under this Agreement are assignable by either Party without the prior written consent of the other Parties. Subject to that condition, this Agreement will enure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors and permitted assigns.
10.7    Further Assurances
Each Party agrees that upon the reasonable written request of the other Party, at any time, it will perform all acts and execute all documents as may be necessary or desirable to effect the purpose of this Agreement or to better evidence the transactions contemplated by this Agreement, whether before or after the Closing.
10.8    Public Notices
No press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated hereby may be made except with the prior written consent and joint approval of the Parties, or if required by Applicable Law or a Governmental Authority. Where such disclosure is required by Applicable Law or a Governmental Authority, the Party required to make the disclosure will use its best efforts to obtain the approval of the other Parties as to the form, nature and extent of the disclosure.
10.9    Governing Law and Attornment
This Agreement is governed by and will be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns to the exclusive jurisdiction of the courts of British Columbia with respect to any matter arising under or relating to this Agreement.
10.10    Counterparts and Electronic Execution
This Agreement may be executed in any number of counterparts each of which will be deemed to be an original, and all of which taken together will be deemed to constitute one and the same instrument. This Agreement may be executed and delivered by electronic means and each of the Parties may rely on such electronic execution as though it were an original hand-written signature.

- EXECUTION PAGE FOLLOWS –

WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

) ) ) ) ) ) ) )	LAWSON PRODUCTS, INC. (ONTARIO)
Per:
Name:
Title:
I/We have the authority to bind the corporation

) ) ) ) ) ) ) )	MATTIC INDUSTRIES LTD.
Per:
Name:
Title:
I/We have the authority to bind the corporation

WITNESSED in the presence of	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
Witness		JOHN MATTHEW

Name

Address

Occupation

SCHEDULE A
TANGIBLE ASSETS

SCHEDULE 2.4
PURCHASE PRICE ALLOCATION

Books and Records; Contracts and Equipment Leases; Intellectual Property, Licences; Prepaid Expenses; Warranties; Third Party Indemnities; Causes of Action; and Goodwill	$●
Inventory	$●
Tangible Assets – computer, office equipment, warehouse shelving, scales, and miscellaneous equipment	$●
TOTAL	$●

SCHEDULE 3.1.11
ESTIMATED CLOSING DATE INVENTORIES VALUE

SCHEDULE 3.1.13
LICENCES

SCHEDULE 3.1.14
CONTRACTS AND EQUIPMENT LEASES

Contract / Equipment Lease	Description / Key Terms

SCHEDULE 3.1.16
INSURANCE

Insurer	Policy Number	Amount and Type of Insurance

SCHEDULE 3.1.18
LITIGATION

SCHEDULE 3.1.19(d)
ENVIRONMENTAL

SCHEDULE 3.1.24
CONTRACTOR SALES REPRESENTATIVES

	Name	Commission Arrangement	Other Compensation	Start Date	Age
•
2.
3.
4.
5.
6.
7.
8.
9.
10.

SCHEDULE 3.1.25
EMPLOYEES

	Name	Occupation	Age	Length of service	Compensation
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Details of any employees who have been absent continually from work for a period in excess of one month, as well as the reason for their absence:
●

Details of any employees who are in receipt of benefits from a short-term or long-term disability program:
●

Details of any employees who are in receipt of worker's compensation benefits on account of their employment by the Vendor:
●

Details of any employees who are on an authorized unpaid leave of absence (including maternity or parental leave or unpaid sick leave) from the Vendor:
●
SCHEDULE 3.1.28
HUMAN RIGHTS CLAIMS

SCHEDULE 3.1.31
BENEFIT PLANS

SCHEDULE 3.1.35
FINANCIAL RECORDS

SCHEDULE 4.2
CONSULTING AGREEMENT
See attached.

SCHEDULE 7.1.11(a)
SURREY LEASE
See attached.

SCHEDULE 7.1.11(b)
CALGARY LEASE
See attached.

SCHEDULE 5.6.1
VENDOR NON-COMPETITION AND NON-SOLICITATION AGREEMENT
See attached.

SCHEDULE 5.6.2
JOHN NON-COMPETITION AND NON-SOLICITATION AGREEMENT
See attached.